VALHI REPORTS FOURTH QUARTER 2010 RESULTS

DALLAS, TEXAS . . March 9, 2011.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $17.8 million, or $.15 per diluted share, in the fourth quarter of 2010 compared to a net loss attributable to Valhi stockholders of $3.6 million, or $.03 per diluted share, in the fourth quarter of 2009.    For the full year 2010, Valhi reported net income attributable to Valhi stockholders of $50.3 million, or $.42 per diluted share, compared to a net loss attributable to Valhi stockholders of $34.2 million, or $.30 per diluted share, in the full year 2009. A significant portion of the net income attributable to Valhi stockholders in the full year 2010 is due to an income tax benefit recognized during the first quarter discussed below.

The Chemicals Segment’s net sales of $373.3 million in the fourth quarter of 2010 were $71.5 million, or 24%, higher than the fourth quarter of 2009.   Net sales of $1,449.7 million for the full year of 2010 were $307.7 million, or 27%, higher than the full year 2009.  Net sales increased in the fourth quarter and the full year 2010 primarily due to higher sales volumes and higher TiO2 average selling prices.  TiO2 sales volumes for the fourth quarter of 2010 increased 8% to 119,000 metric tons as compared to the fourth quarter of 2009, and increased 19% in the full year period to 528,000 metric tons.  The increase in sales volume for the full year period is a result of increased demand in all markets, and sales volumes for the full year in 2010 were a new record for Kronos.  The Chemicals Segment’s TiO2 average selling prices increased 22% in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and increased 11% for the full year as compared to 2009, continuing the improvement in selling prices that began in the second half of 2009.  The Chemicals Segment’s TiO2 average selling prices at the end of 2010 were 8% higher as compared to the end of the third quarter of 2010, and such prices were 22% higher than at the end of 2009.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $17 million for the fourth quarter and approximately $36 million for the full year 2010.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income for the fourth quarter of 2010 was $61.9 million compared with operating income of $12.6 million in the fourth quarter of 2009.  For the full year period The Chemicals Segment’s operating income was $183.2 million compared with an operating loss of $10.6 million for the full year 2009.  Operating income in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased operating income by approximately $3 million and $27 million in the fourth quarter and the full year period, respectively.  The Chemicals Segment’s TiO2 production volumes were 8% higher in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and were 30% higher in the full year period.  The Chemicals Segment’s operating rates were at near full capacity throughout 2010, with full-year 2010 production volumes also setting a new record for Kronos.  For the full year 2009, The Chemicals Segment’s operating rates were at approximately 76% of capacity, with operating rates at 58% of capacity for the first half of 2009, increasing to  94% of capacity in the second half of 2009.  Temporary plant curtailments implemented in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.

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The Component Products Segment’s net sales increased by $3.4 million and $19.2 million in the fourth quarter and full year 2010 over the same periods of 2009 primarily due to increased order rates from its customers resulting from improving economic conditions in North America. The Component Products Segment’s operating income was $1.6 million in the fourth quarter of 2010 compared to an operating loss of $2.0 million in the same period of 2009, and operating income of $9.4 million in the full year 2010 compared to an operating loss of $4.0 million in the same period of 2009.   The increases in operating income in the fourth quarter and full year 2010 over the comparable 2009 periods are primarily due to the net effects of (i) higher sales, (ii) improved margin percentage due to the higher sales increasing production capacity utilization and the coverage of fixed manufacturing costs, (iii) lower litigation expense in 2010, and (iv) the negative effects of relative changes in currency exchange rates in 2010.

The Waste Management Segment’s sales declined in the fourth quarter and full year of 2010 primarily due to revenue associated with a customer specific project which was primarily completed in 2009.  The Waste Management Segment’s operating loss increased in the 2010 periods primarily due to decreased operating costs, as well as the impact of a first quarter $1.1 million contract termination expense related to an agreement to terminate a disposal contract with a former customer. In January 2009, the Texas Commission on Environmental Quality issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license was signed in September 2009.  Construction of the LLRW site began in January 2011, and the facility is expected to be operational in late 2011.

Litigation settlement expense in the full year 2010 of $32.2 million ($.16 per diluted share, net of income taxes and noncontrolling interest) relates to the settlement of certain legal proceedings of NL recognized in the first quarter of 2010. We recognized a litigation settlement gain of $6.3 million ($.03 per diluted share net of income taxes and noncontrolling interest) in the third quarter of 2010 related to the recovery of past legal and environmental related expenses consisting of a $4.0 million cash reimbursement and $2.3 million related to a reduction in our accrued environmental remediation and legal settlement costs resulting from an indemnity agreement.  Litigation settlement gains in 2009 include (i) a first quarter gain of $11.9 million ($.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and is related to legal costs we had previously incurred and (ii) a second quarter gain of $11.1 million ($.05 per share, net of income taxes and noncontrolling interest) related to the second closing associated with the settlement of condemnation proceedings on certain real property NL formerly owned that is subject to environmental remediation.  The $6.3 million gain ($.04 per diluted share, net of income taxes) in the first quarter of 2009 on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to The Amalgamated Sugar Company LLC.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in the full year 2010 relates to the litigation settlement in the first quarter referred to above. These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.09 per diluted share in the first quarter of 2010.

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General corporate expenses were lower in both periods of 2010 as compared to 2009 due to lower legal and environmental expenses at NL, lower defined benefit pension and other postretirement benefit expense and lower incentive compensation expense which included certain incentive compensation paid in connection with the sale of our research and development business in the first quarter of 2009.  Interest expense increased in both the fourth quarter and the full year 2010 primarily due to higher average debt balances.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2009 and 2010.  The Company’s income tax benefit in the full year 2010 includes a $35.2 million ($.21 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit for our Chemicals Segment related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards in the first quarter of 2010. The Company’s income tax provision in the full year 2010 includes a $5.2 million non-cash charge ($.04 per diluted share), mostly in the third quarter, related to an increase in the Company’s reserves for uncertain tax positions.  The Company’s income tax benefit in 2009 includes income tax benefits of $7.1 million in the third quarter and $6.9 million in the fourth quarter ($.06 and $.05 per diluted share, net of noncontrolling interest, respectively), due to a net decrease in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in raw material and other operating costs (such as energy costs);
•	Changes in the availability of raw materials (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;

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•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009 through the third quarter of 2010);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation, Kronos’ class action litigation and CompX’s patent litigation);
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality (“TCEQ”) of license conditions of WCS’s low-level radioactive waste disposal license); and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010
	(unaudited)

Net sales
Chemicals	$301.8	$373.3	$1,142.0	$1,449.7
Component products	29.0	32.4	116.1	135.3
Waste management	10.3	1.3	14.0	7.7

Total net sales	$341.1	$407.0	$1,272.1	$1,592.7

Operating income (loss)
Chemicals	$12.6	$61.9	$(10.6)	$183.2
Component products	(2.0)	1.6	(4.0)	9.4
Waste management	(4.8)	(8.0)	(27.0)	(30.8)

Total operating income (loss)	5.8	55.5	(41.6)	161.8

Equity in joint venture earnings	(.3)	(.2)	(1.1)	(.4)

General corporate items, net:
Securities earnings	6.6	6.6	26.6	26.3
Insurance recoveries	.5	.2	4.6	18.8
Litigation settlement gains	.1	-	23.1	6.3
Litigation settlement expense	-	-	-	(32.2)
Gain on sale of business	-	-	6.3	-
General expenses, net	(13.6)	(7.9)	(40.1)	(29.9)
Interest expense	(16.8)	(17.3)	(66.7)	(68.4)

Income (loss) before income taxes	(17.7)	36.9	(88.9)	82.3

Provision for income taxes (benefit)	(14.2)	12.7	(50.8)	18.5

Net income (loss)	(3.5)	24.2	(38.1)	63.8

Noncontrolling interest in net income (loss) of subsidiaries	.1	6.4	(3.9)	13.5

Net income (loss) attributable to Valhi stockholders	$(3.6)	$17.8	$(34.2)	$50.3

Basic and diluted net income (loss) attributable to Valhi stockholders per share	$(.03)	$.15	$(.30)	$.42

Basic and diluted weighted average shares Outstanding	114.3	114.3	114.3	114.3

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VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended December 31, 2010 vs. 2009	Year ended December 31, 2010 vs. 2009
	(unaudited)

Percent change in TiO2 sales:
TiO2 product pricing	22%	11%
TiO2 sales volume	8	19
TiO2 product mix	-	-
Changes in currency exchange rates	(6)	(3)

Total	24%	27%

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